UNITED STATES SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM 8-K
CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934
Date of report (Date of earliest event reported):
April 30, 2007

PINNACLE AIRLINES CORP.

(Exact Name of Registrant as Specified in Charter)

(State or other jurisdiction of incorporation or organization) Delaware	(Commission File Number) 001-31898	(I. R. S. Employer Identification No.) 03-0376558

(Address of principal executive offices)	(Zip Code)
1689 Nonconnah Blvd, Suite 111 Memphis, TN	38132

Registrant’s telephone number, including area code
(901) 348-4100

(Former name or former address, if changed since last report.)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

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☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 7.01 Regulation FD Disclosure
On April 30, 2007, Pinnacle Airlines Corp. (the "Company") announced that it had entered into an agreement (the "DCA") with Delta Air Lines, Inc. for one of its wholly owned subsidiaries to acquire and operate 16 CRJ-900 aircraft as a Delta Connection Carrier. Separately, the Company released an investor update to provide information related to the DCA and to a similar agreement between the Company and Continental Airlines, Inc. that was entered into in February 2007 (the "CPA"). The Company is disclosing the following information clarifying certain aspects of its expected profitability under the DCA and CPA.
On April 30, 2007, the Company provided a long-term range of average earnings before interest, taxes, depreciation and amortization, and aircraft rentals ("EBITDAR") of $2.4 million to $2.8 million per aircraft per annum with respect to each of the CPA and the DCA. As further guidance, the Company currently expects that the EBITDAR per annum resulting from the CPA with Continental will be approximately $2.6 million per aircraft, or the midpoint of the provided guidance, while the EBITDAR per annum resulting from the DCA with Delta will be at or slightly above $2.8 million per aircraft, or the high end of the provided guidance. Further, the DCA provides for significant performance-based incentives to the Company. If the Company earns all performance-based incentives provided for under the DCA, EBITDAR can increase by as much as $0.3 million per aircraft per year. The Company will earn these incentives a majority of the time if it is able to provide operating performance to Delta consistent with its historical operating performance.
The Company also provided guidance with respect to interest rates for the financing commitments it has obtained for its aircraft purchases between 7.0% and 8.5%. The interest rates in its financing commitments will vary based on changes in the ten-year United States Treasury rate between now and the delivery of each aircraft. At current interest rates, the financing commitment the Company has obtained for Q400 aircraft would result in an interest rate of approximately 7.0%, or the low end of the range. The back-stop financing commitment for CRJ-900 aircraft would result in an interest rate near the midpoint of the range; however, the Company believes it can obtain additional financing offers similar to its commitment on the Q400. The Company bears interest rate risk until each aircraft delivers and is considering various hedging strategies to mitigate this risk.
Taking all of these factors into account, the Company expects to earn revenue per aircraft of approximately $6.1 million from its DCA and approximately $4.8 million from its CPA once all of the aircraft have entered service. It expects to earn pre-tax margins on both its CPA and DCA agreements between 7.0% and 9.0%. It is possible that pre-tax margins could exceed these levels if both of the Company's subsidiaries perform above the targets contained in each contract.
In arriving at decisions to enter into contracts such as the DCA and the CPA, the Company performs discounted cash flow analysis. One of the primary expected benefits associated with entering into both the CPA and the DCA is the accelerated depreciation deductions for the Company's aircraft purchases that are provided by federal income tax regulations. As a result of the accelerated depreciation deductions from the Company's aircraft purchases, the Company does not expect to owe federal income taxes for 2008, 2009 or 2010, although it will continue to record a tax provision for financial reporting purposes. In future years this timing difference will reverse, causing the Company to make higher federal income tax payments than the provisions it is recording for financial reporting purposes.

Forward-Looking Statements
This investor update contains various forward-looking statements that are based on management's beliefs, as well as assumptions made by and information currently available to management. Although the Company believes that the expectations reflected in such forward-looking statements are reasonable, it can give no assurance that such expectations will prove to have been correct. Such statements are subject to certain risks, uncertainties and assumptions, including those set forth in our filings with the Securities and Exchange Commission, which are available to investors at our web-site or online from the Commission. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove erroneous, actual results may vary materially from results that were anticipated or projected. The Company does not intend to update these forward-looking statements before its next required filing with the Securities and Exchange Commission.

SIGNATURE
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

PINNACLE AIRLINES CORP. (Registrant)
By:	/s/ Peter D. Hunt
Peter D. Hunt
Vice President and Chief Financial Officer

May 1, 2007